EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements No. 333-69741 and 333-127544 on Form S-3 and Registration Statements No. 333-84447 and 333-129538 on Form S-8 of our report dated March 8, 2006, relating to the consolidated financial statements and financial statement schedules of CNA Financial Corporation and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement discussed in Note T), and of our report on internal control over financial reporting dated March 8, 2006 (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness), appearing in this Annual Report on Form 10-K of CNA Financial Corporation and subsidiaries for the year ended December 31, 2005.
DELOITTE & TOUCHE LLP
Chicago, Illinois

March 8, 2006